Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2019 RESULTS

ALPHARETTA, GA, May 1, 2019 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended March 31, 2019.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), reverse osmosis (RO), Engineered Papers (EP), low ignition propensity (LIP), reconstituted tobacco leaf (RTL), heat-not-burn (HnB)

First Quarter 2019 Financial Results Summary

•	Total sales decreased 1% to $258.0 million, increased 1% excluding currency impact

•	GAAP operating profit was $30.4 million, or 11.8% of sales, down 13%; adjusted operating profit was $35.5 million, or 13.8% of sales, also down 13%

•
GAAP EPS was $0.56; Adjusted EPS was $0.68, down $0.15 due primarily to higher deferred compensation (driven by strong first quarter stock price performance), increased interest expense, and currency impacts totaling $0.12

•	Maintaining 2019 Adjusted EPS guidance

First Quarter 2019 Business Highlights

•	AMS segment sales increased 5% with transportation, medical, and filtration products leading the portfolio

•	AMS GAAP and adjusted operating profit margin expanded 320 and 250 basis points, respectively, due to sales growth, synergy realization, and favorable resin costs

•	EP segment sales decreased 6%, or 2% absent currency impacts; 9% volume decline offset 7% favorable price/mix performance

•	EP GAAP and adjusted operating profit margins each contracted 220 basis points, due primarily to lower volumes and higher input costs

Dr. Jeff Kramer, Chief Executive Officer, commented, "We were generally pleased with our operating results to start the year, highlighted by AMS profit growth exceeding 20% on strong organic sales gains. Overall, adjusted EPS was in line with our expectations and reflected approximately $0.12 of negative impacts from higher deferred compensation, increased interest, and currency."

"Within AMS, momentum continued for our fastest growing transportation film and water filtration product lines, with growth also coming from our medical business. We are benefiting from healthy end-market demand across many of the specialty applications and markets we serve, and our product development and commercial organizations are translating these opportunities into solid sales results. In addition, we are realizing cost savings from the late-2018 AMS site closure and are seeing lower polypropylene resin costs benefit margins. Our EP segment results reflected good performance within our cigarette paper portfolio, but recon volumes were down in large part due to a challenging comparison to last year's first quarter when we had large HnB orders to fill our customers' pipelines. A strategic de-emphasis of certain lower-margin non-tobacco paper products also contributed to the volume decline. The negative volume impact was nearly offset by positive price/mix results as we continued to drive performance of our highest-value products. Importantly, our wood pulp price escalators took effect during the quarter and we recovered most of the year-over-year cost increase, however other inflationary pressures, such as rising energy costs, contributed to some margin compression."

Dr. Kramer concluded, "With the Conwed acquisition integrated and completion of our synergy plan, we remain well positioned in the marketplace and are working diligently to achieve our 2019 operating plan. Our teams are focused on several key strategic projects, including capacity investments in our growing transportation and filtration businesses, commercialization of our recently launched filtration paper product, IT investments to support continued growth, and innovative product development and operational improvement plans across all our segments."

First Quarter 2019 Financial Results

Advanced Materials & Structures segment sales were $120.5 million, up 5%. Continued double-digit growth in transportation driven by paint protection films, and filtration sales largely driven by RO water applications, were the largest factors. Medical products sales also performed well, with gains in both consumer-driven finger bandage products as well as more advanced woundcare and specialty hospital products. Infrastructure and construction was generally flat while industrial sales declined. GAAP operating profit was $14.9 million, up 41%. Adjusted operating profit was $20.0 million, up 23%, with margin expanding 250 basis points to 16.6%. Sales growth, reduced fixed costs from a site closure, and lower resin input costs drove the increased profitability.

Engineered Papers segment sales were $137.5 million, down 6%, or 2% absent negative currency impacts due mostly to a lower Euro. Positive price/mix performance of 7% was offset by a volume decline of 9%. Price/mix benefited from contractual wood pulp-based price escalators on cigarette papers as well as a higher mix of LIP volume compared to the prior year period. The volume decline was driven primarily by the continued de-emphasis on certain low margin non-tobacco products and lower sales of HnB recon products versus a strong prior year period, which offset growth in cigarette papers, including LIP. GAAP and adjusted operating profit were each $28.7 million, down 15%, with operating profit margin contracting by 220 basis points to 20.9%. Margins contracted due to reduced manufacturing efficiencies as a result of lower volume, as well as higher input costs. Unfavorable currency movements resulted in a $0.9 million impact to operating profit.

Unallocated GAAP and adjusted expenses were each $13.2 million, up $3.7 million, and were 5.1% of total sales, up 150 basis points. The primary driver of the increase was higher deferred compensation expense, which resulted from the increase in SWM's stock price following significant volatility during the fourth quarter of 2018. This factor contributed more than half of the year-over-year unallocated expense increase, with the remainder comprised mostly of higher IT expenses.

Consolidated sales were $258.0 million, down 1%. GAAP operating profit was $30.4 million, down 13%, and GAAP operating profit margin was 11.8%. Adjusted operating profit was $35.5 million, also down 13%, and adjusted operating profit margin was 13.8%, down 170 basis points. Adjusted EBITDA was $44.7 million, down 12%, and adjusted EBITDA margin was 17.3%, down 210 basis points.

GAAP income was $17.4 million, versus $20.9 million; this equated to GAAP EPS of $0.56. Adjusted income was $21.0 million, down 18%; this equated to Adjusted EPS of $0.68. Interest expense was $7.8 million, up $1.6 million, reflecting higher effective interest rates as a result of the bond issuance during the third quarter of 2018. The Company reported a tax rate of 20.0%, versus 25.6% in the prior year period, due to a favorable geographic mix of earnings as well as discrete tax items related to tax legislation changes. Absent discrete items, the first quarter 2019 tax rate would have been approximately 22.7%. The Company's Chinese JVs generated a $0.01 loss for both GAAP and adjusted EPS, consistent with historical seasonal pattern and flat with the prior year period. Net currency movements had a 3% negative impact on sales and a $1.1 million negative impact on operating profits; the translation impact of net currency movements was negative $0.02 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The adjustments to first quarter 2019 results were purchase accounting expenses of $0.14 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions) and a $0.02 benefit related to tax legislation changes.

Cash Flow, Debt, & Dividend

First quarter 2019 cash provided by operating activities was $13.0 million, down from $22.0 million. The Company's working capital-related cash outflows were $22.0 million, compared to $18.4 million in the first quarter of 2018. Capital spending and capitalized software totaled $8.7 million, up $2.3 million, due to increased capacity and IT investments to support growth. Free cash flow was $4.3 million, down from $15.6 million, due to lower earnings, working capital changes and higher capital spending. Year-to-date, the Company has paid dividends to stockholders totaling $13.6 million.

Total debt was $620.3 million on March 31, 2019, down $1.8 million from year end 2018; net debt was $536.9 million on March 31, 2019, up $8.6 million from year end 2018. Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.6x as of March 31, 2019, versus 2.5x at year end 2018.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on June 21, 2019 to stockholders of record as of May 24, 2019.

Conference Call

SWM will hold a conference call to review first quarter 2019 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 2, 2019. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,500 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2019 guidance and future performance, 2019 capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, capital spending, currency rates and trends and impact on EPS, future cash flows, the Tax Act, effective tax rates, diversification efforts of our AMS segment, future results of AMS operations, future growth of non-tobacco sales, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

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Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be material, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock;

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Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of tariffs, and the imposition of any future tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, such as those involving the Russian Federation, Korea and the Middle East, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

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The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•	Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2018, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2019	2018	% Change
AMS	$120.5	$115.3	4.5%
EP	137.5	146.6	(6.2)%
Total Consolidated	$258.0	$261.9	(1.5)%

Operating Profit (Loss)
	Three Months Ended March 31,
			Return on Net Sales
	2019	2018	2019	2018
AMS	$14.9	$10.6	12.4%	9.2%
EP	28.7	33.9	20.9%	23.1%
Unallocated	(13.2)	(9.5)
Total Consolidated	$30.4	$35.0	11.8%	13.4%

Restructuring & Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,
	2019	2018
AMS - Restructuring & Impairment Expenses	$—	$0.4
AMS - Purchase Accounting Adjustments	5.1	5.2
Total Consolidated	$5.1	$5.6

Adjusted Operating Profit (Loss) *
	Three Months Ended March 31,
			Return on Net Sales
	2019	2018	2019	2018
AMS	$20.0	$16.2	16.6%	14.1%
EP	28.7	33.9	20.9%	23.1%
Unallocated	(13.2)	(9.5)
Total Consolidated	$35.5	$40.6	13.8%	15.5%

* Adjusted Operating Profit (Loss), a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Operating profit	$30.4	$35.0
Plus: Restructuring and impairment expense	—	0.4
Plus: Purchase accounting adjustments	5.1	5.2
Adjusted Operating Profit	$35.5	$40.6

Income	$17.4	$20.9
Plus: Restructuring and impairment expense	—	0.4
Less: Tax impact of restructuring and impairment expense	—	(0.1)
Plus: Purchase accounting adjustments	5.1	5.4
Less: Tax impact of purchase accounting adjustments	(0.9)	(1.0)
Less: Tax legislative changes, net of other discrete items	(0.6)	—
Adjusted Income	$21.0	$25.6

Earnings per share - diluted	$0.56	$0.67
Plus: Loss per share from discontinued operations	—	0.01
Earnings per share from continuing operations	0.56	0.68
Plus: Restructuring and impairment expense	—	0.01
Plus: Purchase accounting adjustments	0.17	0.18
Less: Tax impact of purchase accounting adjustment	(0.03)	(0.04)
Less: Tax legislative changes, net of other discrete items	(0.02)	—
Adjusted Earnings Per Share - Diluted	$0.68	$0.83

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net income	$17.4	$20.5
Plus: Loss from discontinued operations	—	0.4
Income from continuing operations	17.4	20.9
Plus: Interest expense	7.8	6.2
Plus: Provision for income taxes	4.4	7.3
Plus: Depreciation & amortization	14.3	15.3
Plus: Restructuring and impairment expense	—	0.4
Plus: Loss from equity affiliates	0.2	0.3
Plus: Other expense, net	0.6	0.3
Adjusted EBITDA from continuing operations	$44.7	$50.7

AMS adjusted EBITDA	$23.3	$20.2
EP adjusted EBITDA	34.5	40.1
Unallocated adjusted EBITDA	(13.1)	(9.6)
Adjusted EBITDA from continuing operations	$44.7	$50.7

Cash provided by operating activities	$13.0	$22.0
Less: Capital spending	(7.3)	(6.0)
Less: Capitalized software costs	(1.4)	(0.4)
Free Cash Flow	$4.3	$15.6

	March 31, 2019	December 31, 2018

Total Debt	$620.3	$622.1
Less: Cash	83.4	93.8
Net Debt	$536.9	$528.3